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Labcorp Appoints Dr. Paul Rothman to Board of Directors
Health system executive brings three decades of medical enterprise experience to Labcorp

BURLINGTON, N.C., June 7, 2023 — Labcorp (NYSE: LH), a leading global life sciences company, today announced the appointment of Dr. Paul Rothman to its Board of Directors as an independent member. Dr. Rothman’s appointment is effective June 6, 2023, at which time the Board will expand to 12 directors, 11 of whom are independent.
“I am pleased to announce Dr. Rothman’s appointment to our Board of Directors,” said Adam Schechter, chairman and chief executive officer (CEO) of Labcorp. “Dr. Rothman’s experience overseeing a global health system will help us deepen our collaborative partnerships with provider networks to support a value-based and consumer-driven future.”
Dr. Rothman is a rheumatologist and molecular immunologist who most recently served as CEO of Johns Hopkins Medicine, a $9 billion academic medical enterprise and a health system with a global reach, from July 2012 to July 2022. He is a decorated scholar and has received multiple industry awards recognizing his research, including the Pew Scholar Award, the Leukemia Society of America Scholar Award and the Pharmacia Allergy Research Foundation International Award. He currently chairs the Research Committee on the Board of Directors for Merck and Co., and also serves on the Board of the King Faisal Specialist Hospital and Research Center in Saudi Arabia. In addition, he’s a member of the National Academy of Medicine.
“Labcorp is on the cutting edge of innovation for medical testing and screening, with a strong track record of improving health outcomes for patients around the world,” said Dr. Rothman. “I’m excited to support the broad range of partnership models Labcorp offers to support hospital systems and physician organizations across the country to deliver tangible results.”
Dr. Rothman is a graduate of the Massachusetts Institute of Technology and received his medical degree from Yale University. He then trained at Columbia-Presbyterian Medical Center and accepted a postdoctoral fellowship at Columbia University.
About Labcorp
Labcorp is a leading global life sciences company that provides vital information to help doctors, hospitals, pharmaceutical companies, researchers, and patients make clear and confident decisions. Through our unparalleled diagnostics and drug development capabilities, we provide insights and accelerate innovations to improve health and improve lives. With more than 80,000 employees, we serve clients in more than 100 countries. Labcorp (NYSE: LH) reported revenue of $14.9 billion in FY2022. Learn more about us at www.Labcorp.com or follow us on LinkedIn and Twitter @Labcorp.